CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS NET INCOME OF $3.2 MILLION FOR THE FOURTH QUARTER 2019 AND
$13.6 MILLION FOR THE FULL YEAR 2019,
THE SUCCESSFUL INTEGRATION OF SHORE COMMUNITY BANK AND
DECLARES A 20% INCREASE IN THE QUARTERLY DIVIDEND TO $0.09 PER SHARE

Cranbury NJ - January 31, 2020 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.2 million for the three months ended December 31, 2019 compared to net income of $3.3 million for the three months ended December 31, 2018. Diluted earnings per share were $0.34 for the three months ended December 31, 2019 compared to diluted earnings per share of $0.38 for the three months ended December 31, 2018.

The Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock, representing an increase of 20%, compared to the dividend of $0.075 per share of common stock paid on November 5, 2019. The dividend will be paid on February 27, 2020 to shareholders of record on February 14, 2020.

Adjusted net income was $4.1 million, or $0.43 per diluted share, for the fourth quarter of 2019, compared to adjusted net income of $3.3 million, or $0.38 per diluted share, for the fourth quarter of 2018. Adjusted net income and other adjusted financial information reported in this press release are non-GAAP financial measures, which exclude the after-tax effect of merger-related expenses from the merger of Shore Community Bank ("Shore") with and into the Bank (the "Shore Merger") incurred and recognized in the year ended December 31, 2019. A reconciliation of the non-GAAP financial measures used herein is included at the end of this press release.

On November 8, 2019, the Company completed the Shore Merger. Total consideration paid to Shore shareholders in the Shore Merger was $54.3 million, which was comprised of 1,509,275 shares of common stock of the Company with a market value of $29.2 million at the effective time of the Shore Merger, cash of $24.2 million and cash of $925,000 paid in exchange for unexercised outstanding stock options. The excess of the fair value of the consideration paid over the preliminary net fair value of Shore’s assets and liabilities resulted in the recognition of goodwill of $23.2 million. A core deposit intangible of $1.5 million and a credit risk discount of $3.6 million applicable to loans were also recorded. Merger-related expenses of $1.2 million were incurred as a result of the Shore Merger, and the after-tax effect of such merger-related expenses reduced net income for the fourth quarter of 2019 by $0.9 million.

FOURTH QUARTER 2019 HIGHLIGHTS

•
Return on average total assets and return on average shareholders’ equity were 0.88% and 8.25%, respectively. Adjusted return on average total assets and adjusted return on average shareholders’ equity were 1.11% and 10.49%, respectively.

•	Book value per common share and tangible book value per common share were $16.74 and $13.13, respectively, at December 31, 2019.

•	Net interest income was $13.2 million and the net interest margin was 3.87% on a tax-equivalent basis.

•	A provision for loan losses of $300,000 and net charge-offs of $7,000 were recorded.

•	$1.4 million of OREO was sold during the quarter and a loss of $238,000, or $166,000 on an after-tax basis, was recorded.

•
Total loans were $1.2 billion at December 31, 2019 and included $206.2 million of loans acquired in the Shore Merger. Commercial real estate, construction and commercial business loans totaled $855.9 million at December 31, 2019, including $163.9 million of loans acquired in the Shore Merger. Excluding the acquired Shore loans, the total of commercial real estate, construction and commercial business loans increased $33.6 million, or 5.1%, compared to $658.4 million at December 31, 2018.

•	Mortgage warehouse loans increased $82.5 million during 2019 to $236.7 million, reflecting the increased level of refinancing of residential mortgages.

•
Total deposits were $1.3 billion at December 31, 2019, including $244.3 million from the Shore Merger. Excluding the Shore deposits, total deposits increased $82.4 million, or 8.7%, at December 31, 2019 as compared to December 31, 2018.

•	Non-performing assets were $5.1 million, or 0.32% of assets, and included $571,000 of OREO at December 31, 2019, of which $478,000 was acquired in the Shore Merger.

For the year ended December 31, 2019, the Company reported net income of $13.6 million and adjusted net income of $15.0 million compared to net income of $12.0 million and adjusted net income of $13.4 million for the year ended December 31, 2018. Adjustments to net income for the year ended December 31, 2018 exclude the after-tax effect of merger-related expenses incurred from the merger of New Jersey Community Bank (“NJCB”) with and into the Bank (the “NJCB Merger”), which was consummated on April 11, 2018, and the bargain purchase gain resulting from the NJCB Merger. For the year ended December 31, 2019, net income per diluted share was $1.53 and adjusted net income per diluted share was $1.68 compared to net income per diluted share of $1.40 and adjusted net income per diluted share of $1.56 for the year ended December 31, 2018.

As a result of the NJCB Merger, merger-related expenses of $2.1 million were incurred primarily in the second quarter of 2018, and the after-tax effect of NJCB Merger expenses reduced net income for the year ended December 31, 2018 by $1.6 million. The acquisition method of accounting for the business combination resulted in the recognition of a gain from bargain purchase of $230,000 and no goodwill.

Adjusted net income, adjusted net income per diluted share, adjusted return on average total assets, adjusted return on average shareholders’ equity and tangible book value per share are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is included at the end of this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance when comparing the Company’s financial statements for the three and twelve months ended December 31, 2019 and 2018 because these non-GAAP financial measures present the Company’s financial performance excluding the financial impact of the merger expenses related to the Shore Merger in 2019 and the NJCB Merger in 2018.

Robert F. Mangano, President and Chief Executive Officer, stated “We completed the acquisition of Shore Community Bank, the conversion of its core operating system and substantially achieved our expected operating synergies through the integration of its operations during the fourth quarter.” Mr. Mangano added, “Our fourth quarter results, excluding the impact of merger expenses, reflected our sound operating fundamentals driven by the growth of our loan portfolio and the contribution from the Shore Merger.”

Mr. Mangano continued, “We are pleased to welcome the shareholders, employees and customers of Shore Community Bank to 1ST Constitution Bank. We look forward to building on all of our existing customer relationships and continuing to expand our presence in Ocean County and the communities of Toms River,

Manahawkin, Jackson and surrounding areas. We remain committed to delivering superior banking experience in the communities we serve and look forward to continued success in 2020.”

Discussion of Financial Results
The Company’s net income was $3.2 million, or $0.34 per diluted share, for the fourth quarter of 2019 compared to $3.3 million, or $0.38 per diluted share, for the fourth quarter of 2018. Adjusted net income and adjusted net income per diluted share were $4.1 million and $0.43, respectively, for the fourth quarter of 2019 compared to $3.3 million and $0.38, respectively, for the fourth quarter of 2018. For the three months ended December 31, 2019, net interest income was $13.2 million, compared to $11.3 million for the three months ended December 31, 2018. Non-interest expenses were $10.5 million for the fourth quarter of 2019, which included $1.2 million of Shore Merger-related expenses, compared to $8.3 million for the fourth quarter of 2018, in which no merger-related expenses were incurred. The addition of the Shore operations increased expenses for the fourth quarter of 2019 by $572,000 over the prior year period.

Total interest income was $16.7 million for the three months ended December 31, 2019 compared to $13.8 million for the three months ended December 31, 2018. This increase was due in part to the $270.0 million increase in average loans, reflecting growth in all segments of the loan portfolio. The growth in average loans included average loans of approximately $122.9 million from the Shore Merger. Average interest-earning assets were $1.4 billion with a tax-equivalent yield of 4.92% for the fourth quarter of 2019 compared to $1.1 billion with a tax-equivalent yield of 5.02% for the fourth quarter of 2018. The yield on average interest-earning assets for the fourth quarter of 2019, declined 10 basis points to 4.92% primarily due to the cumulative 75 basis point decline in the Federal Reserve’s targeted federal funds rate that occurred in the third and fourth quarters of 2019 and the corresponding decrease in the prime rate to 4.75% on October 31, 2019 compared to the prime rate of 5.25% for most of the fourth quarter of 2018. The yields of construction, commercial business, home equity and warehouse loans with variable interest rate terms were generally lower for the fourth quarter of 2019 compared to the fourth quarter of 2018. The net accretion of discount related to the acquired Shore loans was $161,000 for the fourth quarter of 2019.
Interest expense on average interest-bearing liabilities was $3.6 million, with an interest cost of 1.39%, for the fourth quarter of 2019 compared to $2.4 million, with an interest cost of 1.19%, for the fourth quarter of 2018 and 1.51% for the third quarter of 2019. The $1.2 million increase in interest expense on interest-bearing liabilities for the fourth quarter of 2019 reflected primarily an increase of $218.5 million in average interest-bearing liabilities and higher interest rates paid on interest-bearing deposits in the fourth quarter of 2019 compared to the fourth quarter of 2018. The lower level of short-term interest rates in the fourth quarter of 2019 compared to the fourth quarter of 2018 resulted in a decline in the interest cost of short-term borrowings and the redeemable subordinated debentures. The growth in average interest-bearing liabilities included average interest-bearing deposits of $104.5 million acquired in the Shore Merger. Of the total increase in average interest-bearing liabilities, certificates of deposit increased $121.5 million, which generally have higher interest cost than other types of interest-bearing deposits.
The net interest margin on a tax-equivalent basis decreased to 3.87% for the fourth quarter of 2019 compared to 4.19% for the fourth quarter of 2018 and 3.91% for the third quarter of 2019, due primarily to the higher cost of average interest-bearing liabilities coupled with a decline in the yield of average interest-earning assets. Due to the sharp decline in interest rates in the third and fourth quarters of 2019, the interest cost of deposits was not reduced as quickly and to the same extent as the decline in the prime rate.
The Company recorded a higher provision for loan losses of $300,000 for the fourth quarter of 2019 compared to a provision for loan losses of $225,000 for the fourth quarter of 2018 due primarily to the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.

At December 31, 2019, total loans were $1.2 billion and the allowance for loan losses was $9.3 million, or 0.76% of total loans, compared to total loans of $883.2 million and an allowance for loan losses of $8.4 million, or 0.95% of total loans, at December 31, 2018. Included in loans at December 31, 2019 were $206.2 million of loans that were acquired in the Shore Merger. The decrease in the allowance as a percentage of loans was due primarily to acquisition accounting for the Shore Merger, which resulted in the Shore loans being recorded at their fair value as of the effective time of the merger with a credit risk adjustment discount of approximately $3.6 million. Management believes that the current economic conditions in New Jersey and operating conditions for the Bank are generally positive, which conditions were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.0 million for the fourth quarter of 2019, an increase of $157,000 compared to $1.8 million for the fourth quarter of 2018. Gains on the sale of loans increased $279,000 and income on Bank-owned life insurance increased $35,000 as compared to the prior year period, which was partially offset by decreases in other income of $136,000 and gain from bargain purchase of $46,000. In the fourth quarter of 2019, $45.5 million of residential mortgages were sold and $1.2 million of gains were recorded compared to $19.4 million of residential mortgage loans sold and $553,000 of gains recorded in the fourth quarter of 2018. Management believes that the increase in residential mortgage loans sold was due primarily to increased residential mortgage lending activity as a result of lower mortgage interest rates in the 2019 period compared to the 2018 period. In the fourth quarter of 2019, $1.5 million of SBA loans were sold and gains of $112,000 were recorded compared to $7.1 million of SBA loans sold and gains of $497,000 recorded in the fourth quarter of 2018. SBA guaranteed commercial lending activity and loan sales vary from period to period, and the level of activity is due primarily to the timing of loan originations. Other income declined due to a $238,000 loss on sale of OREO during the fourth quarter of 2019.
Non-interest expenses were $10.5 million for the fourth quarter of 2019, which was an increase of $2.2 million, or 26.0%, compared to $8.3 million for the fourth quarter of 2018. The primary reasons for the increase were $1.2 million of merger expenses related to the Shore Merger and $572,000 of new expenses for the Shore operations incurred in the fourth quarter of 2019. Salaries and employee benefits expense increased $692,000, or 13.5%, in the fourth quarter of 2019 due primarily to salaries and benefits for former Shore employees ($298,000) who joined the Company, merit increases and increases in employee benefit expenses. Occupancy expense increased $97,000, or 9.5%, due primarily to the addition of the five former Shore branch offices in the fourth quarter of 2019. Data processing expenses increased $112,000, or 34.7%, due primarily to the addition of the Shore operations ($63,000) since the closing of the Shore Merger and increases in loans, deposits and other customer services. Shore Merger-related expenses of $1.2 million were incurred in the fourth quarter of 2019 and no merger-related expenses were incurred in the fourth quarter of 2018. Other operating expenses increased $209,000, or 12.8%, primarily resulting from the Shore Merger ($51,000) and general increases in supplies, telephone, advertising and marketing expenses.
Income tax expense was $1.2 million for the fourth quarter of 2019, resulting in an effective tax rate of 26.3%, compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 28.8%, for the fourth quarter of 2018. The effective tax rate decreased in the fourth quarter of 2019 due primarily to an adjustment to the accrual for state income taxes.
At December 31, 2019, the allowance for loan losses was $9.3 million compared to $8.4 million at December 31, 2018. As a percentage of total loans, the allowance was 0.76% at December 31, 2019 compared to 0.95% at December 31, 2018. The decrease in the allowance as a percentage of loans was due primarily to the acquisition accounting for the Shore Merger, which resulted in the elimination of Shore’s allowance for loan losses and Shore’s loans being recorded at their fair value as of the effective time of the merger. Included in the fair value of the loans at the date of acquisition was a credit risk adjustment discount of approximately $3.6 million.

Total assets increased $408.4 million to $1.59 billion at December 31, 2019 from $1.18 billion at December 31, 2018 due primarily to a $332.9 million increase in total loans and a $20.6 million increase in investment securities. The increase in assets was funded primarily by a $326.7 million increase in deposits and a $20.3 million increase in overnight borrowings. Total portfolio loans at December 31, 2019 were $1.22 billion compared to $883.2 million at December 31, 2018. The increase in loans was due primarily to an increase of $179.2 million in commercial real estate loans, a $82.5 million increase in warehouse lines, a $18.7 million increase in commercial business loans, a $43.0 million increase in residential real estate loans and a $9.6 million increase in loans to individuals which were partially offset by a $0.5 million decrease in construction loans. The Shore Merger contributed approximately $206.2 million to the increase of loans at December 31, 2019.

Total deposits were $1.28 billion at December 31, 2019 compared to $950.7 million at December 31, 2018. The Shore Merger contributed $244.3 million of deposits at December 31, 2019. Total deposits, excluding the Shore deposits, increased $82.4 million during 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.72%, 11.72%, 11.04% and 10.56%, respectively, at December 31, 2019. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.02%, 11.70%, 11.02% and 10.54%, respectively, at December 31, 2019. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-performing loans were $4.5 million at December 31, 2019 compared to $6.6 million at December 31, 2018. During the year ended December 31, 2019, $2.3 million of non-performing loans were resolved, $482,000 of loans were charged-off and $3.7 million of loans were placed on non-accrual. In the first quarter of 2019, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility was upgraded to pass rating from substandard rating and was no longer classified as a non-accrual loan. As of the date of notification, the Bank upgraded the loan, which had a balance of $2.8 million at that time, and returned the loan to accrual status. The loan subsequently was paid in full.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans improving to 0.37% and non-performing assets to total assets improving to 0.32% at December 31, 2019 compared to non-performing loans to total loans of 0.75% and non-performing assets to total assets of 0.77% at December 31, 2018, respectively.

OREO at December 31, 2019 was $571,000 and consisted of 6 residential lots acquired in the Shore Merger with a carrying value of $478,000 and land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 26 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (3), New Jersey.
1ST Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY” and information about 1ST Constitution Bancorp can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Per share data:
Earnings per share - basic	$0.34	$0.39	$1.54	$1.45
Earnings per share - diluted	0.34	0.38	1.53	1.40
Book value per common share at end of period			16.74	14.77
Tangible book value per common share at end of period(1)			13.13	13.34

Weighted average shares outstanding - basic	9,568,280	8,432,971	8,875,237	8,320,718
Weighted average shares outstanding - diluted	9,628,738	8,680,778	8,933,471	8,593,509
Shares outstanding at end of period			10,191,676	8,605,978
Performance ratios/data:
Return on average total assets	0.88%	1.14%	1.06%	1.06%
Return on average shareholders' equity	8.25%	10.37%	9.87%	10.11%
Net interest income (tax-equivalent basis)(2)	$13,268	$11,464	$47,779	$43,961
Net interest margin (tax-equivalent basis) (3)	3.87%	4.19%	4.00%	4.09%
Efficiency ratio (tax-equivalent basis) (4)	68.49%	62.37%	63.46%	65.70%

Loan portfolio composition:			December 31, 2019	December 31, 2018
Commercial real estate			$567,655	$388,431
Mortgage warehouse lines			236,672	154,183
Construction loans			148,939	149,387
Commercial business			139,271	120,590
Residential real estate			90,259	47,263
Loans to individuals			32,604	22,962
Other loans			137	181
Gross loans			1,215,537	882,997
Deferred costs, net			491	167
Total loans			$1,216,028	$883,164
Asset quality data:
Loans past due over 90 days and still accruing			$—	$55
Non-accrual loans			4,497	6,525
OREO property			571	2,515
Total non-performing assets			$5,068	$9,095

Net charge-offs	$(7)	$(88)	$(482)	$(511)
Allowance for loan losses to total loans			0.76%	0.95%
Allowance for loan losses to non-performing loans			206.16%	127.69%
Non-performing loans to total loans			0.37%	0.75%
Non-performing assets to total assets			0.32%	0.77%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			9.72%	10.72%
Total capital to risk-weighted assets			11.72%	13.17%
Tier 1 capital to risk-weighted assets			11.04%	12.39%
Tier 1 leverage ratio			10.56%	11.73%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			11.02%	12.40%
Total capital to risk-weighted assets			11.70%	13.18%
Tier 1 capital to risk-weighted assets			11.02%	12.40%
Tier 1 leverage ratio			10.54%	11.74%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $109 and $125 for the three months ended December 31, 2019 and 2018, respectively, the tax-equivalent adjustment was $443 and $529 for the twelve months ended December 31, 2019 and 2018, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash and due from banks	$2,547	$4,983
Interest-earning deposits	12,295	11,861
Total cash and cash equivalents	14,842	16,844
Investment securities:
Available for sale, at fair value	155,782	132,222
Held to maturity (fair value of $78,223 and $80,204 at December 31, 2019 and December 31, 2018, respectively)	76,620	79,572
Total investment securities	232,402	211,794
Loans held for sale	5,927	3,020
Loans	1,216,028	883,164
Less: allowance for loan losses	(9,271)	(8,402)
Net loans	1,206,757	874,762
Premises and equipment, net	15,262	11,653
Right-of-use assets	17,957	—
Accrued interest receivable	4,945	3,860
Bank-owned life insurance	36,678	28,705
Other real estate owned	571	2,515
Goodwill and intangible assets	36,779	12,258
Other assets	14,142	12,422
Total assets	$1,586,262	$1,177,833
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$287,555	$212,981
Interest bearing	989,807	737,691
Total deposits	1,277,362	950,672
Short-term borrowings	92,050	71,775
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,592	1,228
Lease liability	18,617	—
Accrued expense and other liabilities	7,506	8,516
Total liabilities	1,415,684	1,050,748
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,224,974 and 8,639,276 shares issued and 10,191,676 and 8,605,978 shares outstanding as of December 31, 2019 and December 31, 2018, respectively	109,964	79,536
Retained earnings	60,791	49,750
Treasury stock, 33,298 shares at December 31, 2019 and December 31, 2018	(368)	(368)
Accumulated other comprehensive income (loss)	191	(1,833)
Total shareholders' equity	170,578	127,085
Total liabilities and shareholders' equity	$1,586,262	$1,177,833

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
INTEREST INCOME
Loans, including fees	$15,195	$12,124	$53,537	$45,202
Securities:
Taxable	1,095	1,110	4,710	4,024
Tax-exempt	411	471	1,667	1,989
Federal funds sold and short-term investments	47	50	176	258
Total interest income	16,748	13,755	60,090	51,473
INTEREST EXPENSE
Deposits	3,202	1,969	11,094	6,511
Borrowings	215	260	912	836
Redeemable subordinated debentures	172	187	748	694
Total interest expense	3,589	2,416	12,754	8,041
Net interest income	13,159	11,339	47,336	43,432
PROVISION FOR LOAN LOSSES	300	225	1,350	900
Net interest income after provision for loan losses	12,859	11,114	45,986	42,532
NON-INTEREST INCOME
Service charges on deposit accounts	173	162	663	638
Gain on sales of loans	1,329	1,050	4,885	4,475
Income on bank-owned life insurance	185	150	623	575
Gain from bargain purchase	—	46	—	230
Gain on sales of securities	14	—	30	12
Other income	294	430	2,036	1,988
Total non-interest income	1,995	1,838	8,237	7,918
NON-INTEREST EXPENSES
Salaries and employee benefits	5,832	5,140	21,304	19,853
Occupancy expense	1,116	1,019	4,100	3,623
Data processing expenses	435	323	1,507	1,332
FDIC insurance expense	41	105	154	486
Other real estate owned expenses	37	82	171	158
Merger-related expenses	1,155	—	1,730	2,141
Other operating expenses	1,837	1,628	6,583	6,492
Total non-interest expenses	10,453	8,297	35,549	34,085
Income before income taxes	4,401	4,655	18,674	16,365
INCOME TAXES	1,157	1,342	5,040	4,317
Net income	$3,244	$3,313	$13,634	$12,048
EARNINGS PER COMMON SHARE
Basic	$0.34	$0.39	$1.54	$1.45
Diluted	0.34	0.38	1.53	1.40
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,568,280	8,432,971	8,875,237	8,320,718
Diluted	9,628,738	8,680,778	8,933,471	8,593,509

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short-term investments	$11,114	$47	1.68%	$16,804	$50	1.18%
Investment securities:
Taxable	165,213	1,095	2.65%	148,495	1,110	2.99%
Tax-exempt (1)	57,841	520	3.60%	67,371	596	3.54%
Total investment securities	223,054	1,615	2.90%	215,866	1,706	3.16%
Loans: (2)
Commercial real estate	506,554	6,637	5.13%	377,820	4,926	5.10%
Mortgage warehouse lines	228,123	2,861	5.02%	143,322	2,085	5.69%
Construction	154,159	2,441	6.28%	146,661	2,542	6.78%
Commercial business	125,580	1,909	6.03%	114,271	1,668	5.74%
Residential real estate	75,092	908	4.73%	47,327	568	4.80%
Loans to individuals	27,956	368	5.15%	22,467	303	5.35%
Loans held for sale	6,427	63	3.92%	1,764	22	4.99%
All other loans	1,108	8	2.83%	1,388	10	2.82%
Total loans	1,124,999	15,195	5.36%	855,020	12,124	5.56%
Total interest-earning assets	1,359,167	$16,857	4.92%	1,087,690	$13,880	5.02%
Non-interest-earning assets:
Allowance for loan losses	(9,102)			(8,371)
Cash and due from banks	13,090			5,039
Other assets	105,299			70,394
Total non-interest-earning assets	109,287			67,062
Total assets	$1,468,454			$1,154,752
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$387,227	$773	0.79%	$341,649	$541	0.63%
Savings accounts	234,821	572	0.97%	189,576	388	0.81%
Certificates of deposit	338,549	1,857	2.18%	217,029	1,040	1.90%
Short-term borrowings	43,347	215	1.97%	37,220	260	2.77%
Redeemable subordinated debentures	18,557	172	3.71%	18,557	187	4.03%
Total interest-bearing liabilities	1,022,501	$3,589	1.39%	804,031	$2,416	1.19%
Non-interest-bearing liabilities:
Demand deposits	262,559			216,018
Other liabilities	27,425			7,954
Total non-interest-bearing liabilities	289,984			223,972
Shareholders' equity	155,969			126,749
Total liabilities and shareholders' equity	$1,468,454			$1,154,752
Net interest spread (3)			3.53%			3.83%
Net interest income and net interest margin (4)		$13,268	3.87%		$11,464	4.19%

(1) Tax-equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Year Ended December 31, 2019			Year Ended December 31, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short-term investments	$8,142	$176	2.16%	$20,157	$258	1.28%
Investment securities:
Taxable	163,415	4,710	2.88%	146,631	4,024	2.74%
Tax-exempt (1)	57,005	2,110	3.70%	74,477	2,518	3.38%
Total investment securities	220,420	6,820	3.09%	221,108	6,542	2.96%
Loans: (2)
Commercial real estate	426,929	22,129	5.11%	356,581	18,318	5.07%
Mortgage warehouse lines	174,151	9,543	5.48%	153,868	8,403	5.46%
Construction	156,467	10,576	6.76%	137,976	9,090	6.59%
Commercial business	121,985	7,295	5.98%	111,150	6,059	5.45%
Residential real estate	56,745	2,591	4.50%	46,301	2,085	4.44%
Loans to individuals	23,312	1,195	5.06%	23,155	1,083	4.61%
Loans held for sale	4,280	170	3.97%	2,738	123	4.49%
All other loans	1,051	38	3.57%	1,197	41	3.38%
Total loans	964,920	53,537	5.55%	832,966	45,202	5.38%
Total interest-earning assets	1,193,482	$60,533	5.07%	1,074,231	$52,002	4.81%
Non-interest-earning assets:
Allowance for loan losses	(8,796)			(8,314)
Cash and due from banks	11,729			5,595
Other assets	86,887			66,256
Total non-interest-earning assets	89,820			63,537
Total assets	$1,283,302			$1,137,768
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$349,663	$2,750	0.79%	$356,906	$1,978	0.55%
Savings accounts	201,738	1,952	0.97%	203,940	1,467	0.72%
Certificates of deposit	286,419	6,392	2.23%	189,521	3,066	1.62%
Short-term borrowings	38,594	912	2.36%	36,612	836	2.28%
Redeemable subordinated debentures	18,557	748	4.03%	18,557	694	3.74%
Total interest-bearing liabilities	894,971	$12,754	1.43%	805,536	$8,041	1.00%
Non-interest-bearing liabilities:
Demand deposits	226,701			204,002
Other liabilities	23,529			9,018
Total non-interest-bearing liabilities	250,230			213,020
Shareholders' equity	138,101			119,212
Total liabilities and shareholders' equity	$1,283,302			$1,137,768
Net interest spread (3)			3.65%			3.81%
Net interest income and margin (4)		$47,779	4.00%		$43,961	4.09%

(1) Tax equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted net income
Net income	$3,244	$3,313	$13,634	$12,048
Adjustments:
Merger-related expenses	1,155	—	1,730	2,141
Gain from bargain purchase	—	(46)	—	(230)
Income tax effect of adjustments	(275)	—	(394)	(568)
Adjusted net income	$4,124	$3,267	$14,970	$13,391

Adjusted net income per diluted share
Adjusted net income	$4,124	$3,267	$14,970	$13,391
Diluted shares outstanding	9,628,738	8,680,778	8,933,471	8,593,509
Adjusted net income per diluted share	$0.43	$0.38	$1.68	$1.56

Adjusted return on average total assets
Adjusted net income	$4,124	$3,267	$14,970	$13,391
Average assets	1,468,454	1,154,752	1,283,302	1,137,768
Adjusted return on average total assets	1.11%	1.12%	1.17%	1.18%

Adjusted return on average shareholders' equity
Adjusted net income	$4,124	$3,267	$14,970	$13,391
Average equity	155,969	126,749	138,101	119,212
Adjusted return on average shareholders' equity	10.49%	10.23%	10.84%	11.23%

Book value and tangible book value per common share
Shareholders' equity			$170,578	$127,085
Less: goodwill and intangible assets			36,779	12,258
Tangible shareholders' equity			133,799	114,827
Shares outstanding			10,191,676	8,605,978
Book value per common share			$16.74	$14.77
Tangible book value per common share			$13.13	$13.34

1 The Company used the non-GAAP financial measures, Adjusted net income, Adjusted net income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders' equity and tangible book value per common share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger-related expenses related to the Shore Merger in 2019 and the merger-related expenses and the gain from the bargain purchase related to the NJCB Merger in 2018 . These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.